EXHIBIT 10.2
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”), dated as of February 22, 2008 (the “Effective Date”), is by and between American Processing Company, LLC, a Michigan limited liability company (the “Service Provider”), Wilford & Geske, a Minnesota professional corporation (the “Firm”), and, solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants), Lawrence A. Wilford and James A. Geske (each a “Restricted Party,” and collectively, the “Restricted Parties”). The Firm and the Service Provider are hereinafter collectively referred to as the “Parties”. Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 below.
RECITALS
     A. The Firm is a general service law firm engaged in the Practice of Law, including, without limitation, providing foreclosure, bankruptcy, eviction and related legal services to its Clients out of the Firm’s principal office located in Woodbury, Minnesota. Prior to the date hereof, in addition to the Practice of Law, the Firm provided certain non-legal services to its Clients, including the Mortgage Default Support Services.
     B. Immediately prior to, and in connection with the transactions contemplated by this Agreement, the Firm has sold to the Service Provider substantially all of the assets (the “Purchased Assets”) used by the Firm in the business of providing Mortgage Default Support Services and the Service Provider has assumed certain liabilities of the Firm associated therewith (the “Assumed Liabilities”) pursuant to that certain Asset Purchase Agreement, executed concurrently with this Agreement (the “Purchase Agreement”), by and among the Firm, the Service Provider and the Restricted Parties.
     C. The Firm now desires, subject to the terms and conditions described herein, to engage the Service Provider to provide Mortgage Default Support Services to the Firm for the benefit of its Clients; provided, however, that the performance of any Legal Services in connection with the business of the Firm shall continue to be performed by the Firm.
     D. Each Restricted Party has agreed to become a party to this Agreement for the limited purpose of agreeing to certain covenants applicable to him as set forth in Article VIII (Restrictive Covenants).
AGREEMENTS
     In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement (including in the schedules and exhibits), shall have the respective meanings indicated below for all purposes of this Agreement:
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     “Affiliate” as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling, “controlled by” and” under common control with”), as applied to any Persons, includes the possession, directly or indirectly, of ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, ten percent (10%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.
     “Agencies” shall mean, individually or collectively, Fannie Mae, Freddie Mac, FHA, VA and GNMA and any other governmental agencies or quasi-governmental agencies that are residential mortgage lenders or residential mortgage loan servicing companies that are or become Clients of the Firm.
     “Agreement” has the meaning set forth in the Preamble of this Agreement.
     “Amended Fee Schedule Date” means January 1, 2009 and each anniversary thereof.
     “Amended Fee Schedule” has the meaning set forth in Section 3.1(c) of this Agreement.
     “Applicable Law(s)” means any statute, law, ordinance, regulation, requirement, order or rule of any federal, state, local government or other governmental agency or body or of any other type of regulatory body, or any governmental or administrative interpretation of any thereof, including, but not limited to, any and all federal, state and local laws governing the legal profession generally, including, but not limited to, the State of Minnesota’s Rules of Professional Conduct, the Fair Debt Collection Practices Act and the Graham-Leach-Bliley Act.
     “Assumed Liabilities” has the meaning set forth in the Recitals of this Agreement.
     “BLS” has the meaning set forth in Section 3.1(b) of this Agreement
     “Breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
     “Business” means the business of providing Mortgage Default Support Services.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in Minneapolis, Minnesota.
     “Change” and “Changes” have the meaning set forth in Article X of this Agreement.
     “Claim” has the meaning set forth in Section 12.6 of this Agreement.
     “Clients” shall mean residential mortgage lenders or residential mortgage loan servicing companies that have engaged the Firm, or may engage the Firm in the future, as well as any other Person who receives Legal Services from the Firm.
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     “Computer System” shall have the meaning set forth for such term in the Purchase Agreement, together will all enhancements and additions thereto and replacements for any component parts thereof.
     “CPI” has the meaning set forth in Section 3.1(b) of this Agreement.
     “CPI Percentage” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Effective Date” has the meaning set forth in the Preamble to this Agreement.
     “Employee Expenses” means any and all employee costs of the Service Provider Workforce, including, but not limited to, personnel salaries, overtime, bonuses, commissions, fringe benefits, accrued vacations, sick leave time, profit sharing, pension, and any insurance benefits.
     “Encumbrances” means any liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature.
     “Engagement Letter” means any engagement letter, contract, agreement or other arrangement between the Firm and a Client.
     “Extended Term” has the meaning set forth in Section 9.2 of this Agreement.
     “Fannie Mae” shall mean the Federal National Mortgage Association.
     “Fee Schedule” has the meaning set forth in Section 3.1(a) of this Agreement.
     “Firm Confidential Information” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Firm Damages” has the meaning set forth in Section 12.4 of this Agreement.
     “Firm” has the meaning set forth in the Preamble of this Agreement.
     “First Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “FHA” shall mean the Federal Housing Administration.
     “Force Majeure Condition” shall mean any condition or event beyond the control of the Party affected thereby, including, but not limited to, fire, explosion, or other casualty, act of God, war or civil disturbance, acts of public enemies, embargo, the performance or non-performance of third parties, acts of city, state, local or federal governments in their sovereign, regulatory, or contractual capacity, labor difficulties and strikes.
     “Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.
     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting
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Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied in accordance with past practices.
     “Governmental Body” means any:
          (a) foreign, federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;
          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
          (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “GNMA” shall mean the Government National Mortgage Association.
     “Indemnified Party” has the meaning set forth in Section 12.6 of this Agreement.
     “Indemnifying Party” has the meaning set forth in Section 12.6 of this Agreement.
     “Initial Term” has the meaning set forth in Section 9.1 of this Agreement.
     “Initial Year” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Insolvent” means a party who makes an assignment for the benefit of its creditors, or voluntarily commences proceedings in bankruptcy, reorganization or liquidation under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended, or under any other state, federal or Applicable Law for the relief of debtors (or an action under any such laws is commenced against such party and is not discharged within 60 days); or (c) has a receiver, trustee or custodian appointed to operate its business who is not discharged within 60 days of his, her or its appointment.
     “Investors” shall mean Fannie Mae, Freddie Mac and the Private Investors, collectively.
     “Invoice” means any Monthly Invoice or the First Invoice.
     “Legal Services” means the practice of law, including counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge or any other such service, the provision of which by an individual whom is not a licensed attorney, would constitute the unauthorized practice of law in the State of Minnesota.
     “Malpractice Insurance Policies” has the meaning set forth in Section 4.6 of this Agreement.
     “Material Breach” means any breach of this Agreement by one Party that:
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     (a) significantly deprives the Non-breaching Party of the material benefits afforded to it under this Agreement;
     (b) causes the Non-breaching Party to suffer losses or damages that cannot be properly redressed by the payment of money; or
     (c) constitutes gross negligence or willful misconduct on the part of the Breaching Party.
     “Measuring Month” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Monetary Default Event” has the meaning set forth in Section 9.3 of this Agreement.
     “Monthly Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “Mortgage Default Support Services” means the mortgage default support and processing services summarized on Exhibit A, which are undertaken in connection with residential mortgage defaults including, but not limited to, the processing and support of foreclosures, foreclosure sales, evictions, torrens action, reduced redemption and bankruptcy filings, but excluding in each instance any Legal Services; provided, however, the Mortgage Default Support Services shall not include the direct provision by Service Provider of any service of process, auction services, title services, and posting and newspaper publication services.
     “New Fee Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Non-breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
     “Objection Notice” has the meaning set forth in Section 3.1(c) of this Agreement.
     “Office Products” has the meaning set forth in Section 4.4 of this Agreement.
     “Parties” has the meaning set forth in the Preamble of this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Practice of Law” means any activities that constitute providing Legal Services.
     “Prevailing Party” has the meaning set forth in Section 12.2 of this Agreement.
     “Private Investors” shall mean individual private investors who make or invest in residential mortgage loans.
     “Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Purchased Assets” has the meaning set forth in the Recitals of this Agreement.
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     “Reasonable Attorneys’ Fees” shall mean those attorney’s fees actually incurred in obtaining specific performance, injunctive relief or a judgment in favor of the Prevailing Party.
     “Restricted Period” has the meaning set forth in Section 8.1(a) of this Agreement.
     “Restrictive Covenants” has the meaning set forth in Section 8.1 of this Agreement.
     “Second Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “Service Provider Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.
     “Service Provider Intellectual Property” has the meaning set forth in Section 7.6 of this Agreement.
     “Service Provider Workforce” has the meaning set forth in Section 5.1 of this Agreement.
     “Service Provider” has the meaning set forth in the Preamble of this Agreement.
     “Standard Operating Procedures” or “SOPs” means the operating procedures agreed to by the Parties regarding the provision of Mortgage Default Support Services by the Service Provider to the Firm.
     “Termination Date” means the effective date of the termination of this Agreement in accordance with Sections 9.3, 9.4 or 9.5.
     “Territory” has the meaning set forth in Section 8.1(a) of this Agreement.
     “Transition” has the meaning set forth in Section 6.2.
     “Transition Plan” has the meaning set forth in Section 6.2.
     “Veritas Software” means that certain case management software program owned by the Service Provider and used in the provision of Mortgage Default Support Services whether or not such program is referred to by the name “Veritas”.
     “Work Product” shall mean all work product developed by the Firm, or any of its employees or approved subcontractors including Service Provider, for the Firm’s Clients (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion), whether or not the services being performed are complete and specifically includes all work product of the Service Provider in providing the Mortgage Default Support Services, other solely than such materials relating to the Service Provider’s internal administration (its employees, equipment, software and other systems).
     “Work-in-Process” shall mean at any time shall mean the files for which some portion of mortgage default processing and support services have been performed by the Firm prior to the Effective Date.
     “VA” shall mean the Department of Veterans Affairs.
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     1.2 Additional Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, paragraph, clause, Exhibit and Schedule references contained in this Agreement are references to sections, paragraphs, clauses, Exhibits and Schedules in or to this Agreement, unless otherwise specified.
ARTICLE II
SERVICES TO BE PROVIDED BY THE SERVICE PROVIDER
     2.1 Mortgage Default Support Services. The Firm hereby engages the Service Provider, and the Service Provider hereby agrees, to perform the Mortgage Default Support Services that the Firm has determined or established as necessary and essential for the benefit of, and on behalf of, its Clients, including, but not limited to, those set forth on Exhibit A.
     2.2 Supervision of Service Provider Personnel. The Parties intend that all employees of the Service Provider who are providing Mortgage Default Support Services pursuant to this Agreement, shall, to the extent required by Applicable Law, work under the direct or indirect supervision of an attorney employed by the Firm solely with respect to any Legal Services. Such supervising attorney shall have the ultimate authority as to all Legal Services regarding each file, matter, or case for which the Service Provider is performing the Mortgage Default Support Services. Notwithstanding the foregoing, Service Provider shall be solely responsible for the supervision of its employees as to employment-related matters.
     2.3 Standard Operating Procedures. The Standard Operating Procedures shall be initially formulated in compliance with all Applicable Laws. Until the parties agree otherwise, the Standard Operating Procedures shall be those utilized by the Firm in providing such services with respect to its Client files prior to the Effective Time, which such SOPs shall be communicated by the Firm to the Service Provider. The Standard Operating Procedures shall be amended from time to time by the Parties, in accordance with changes in Applicable Law, or for the reasonable accommodation of reasonable requests by the Firm, based upon the changing requirements of its Clients, Investors or Agencies, any such amendment to be made upon the mutual agreement of the Parties.
     2.4 Exclusivity. During the term of this Agreement (including any extensions or renewals thereof), none of the Service Provider or any of its Affiliates shall directly or indirectly provide Mortgage Default Support Services to any other Person with respect to Legal Services related to real estate located in the State of Minnesota. The foregoing shall apply to all Persons performing Legal Services related to real estate located in Minnesota whether or not such Person is actually located in the State of Minnesota or simply providing Legal Services in Minnesota. For clarity, during the term of this Agreement (including any extensions or renewals thereof), the foregoing shall prohibit the Service Provider and its Affiliates from directly or indirectly licensing the Veritas Software to any other Person with respect to Legal Services related to real estate located in the State of Minnesota. Notwithstanding the foregoing, Service Provider shall, with the prior written consent of the Firm (which consent will not be unreasonably withheld or
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delayed), be entitled to provide Mortgage Default Support Services to any Person who has sold to the Service Provider substantially all of the assets used by such Person in the business of providing Mortgage Default Support Services. The parties acknowledge that it would be reasonable for the Firm to withhold its consent if the provision of Mortgage Default Support Services by the Service Provider could reasonably be expected to lead to the material erosion of the Firm’s market share or reduce or eliminate a material competitive advantage of the Firm.
     2.5 Employees. The Firm shall have the right to request that any employee of Service Provider that is providing Mortgage Default Support Services to the Firm hereunder be removed from providing such services and the Parties shall cooperate in good faith to accommodate any such request as soon as reasonably practicable. The Parties shall cooperate in good faith as to the staffing by Service Provider of the personnel providing Mortgage Default Support Services to the Firm, including, without limitation, the removal, replacement or other change in such personnel.
ARTICLE III
COMPENSATION AND REIMBURSEMENT
     3.1 Fees and Reimbursement.
     (a) Initial Fee Schedule. Subject to the terms and conditions of this Section 3.1, in consideration for the performance of the Mortgage Default Support Services hereunder, the Service Provider will be compensated on a per file fee basis for each file on which the Firm utilizes the Service Provider for Services in accordance with the following fee schedule (the “Fee Schedule”):

Type of File	Per File Fee
Foreclosure	$[***]
Bankruptcy	$[***]
Eviction	$[***]
Reduced Redemption	$[***] (for files opened prior to January 1, 2008)
$[***] (for files opened on or after January 1, 2008)
Torrens Action	$[***]
Other	$[***]
The Fee Schedule set forth above shall be in effect for a period starting on the Effective Date and ending on March 31, 2009. For the avoidance of doubt, the Parties acknowledge that the per file fee for each file will not be less than or exceed the specified per file fee in effect for that particular type of file at the time the Firm directs the Service Provider to perform Mortgage Default Support Services for a particular file, without regard to the amount of Mortgage Default Support Services required with respect to such file.
     (b) Amended Fee Schedule.
          (i) The parties acknowledge and agree that, for each of the calendar years 2009, 2010, 2011 2012 and 2013 (each an “Initial Year”), on April 1st of each Initial Year, each per file fee set forth on the Fee Schedule shall be increased to equal that amount (the “New Fee
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Amount”) equal to the product of (x) the per file fee in effect during the immediately preceding Initial Year and (y) the CPI Percentage. In no event shall the New Fee Amount for any per file fee be less than the per file fee for the immediately preceding year. For each Initial Year, the New Fee Amount for each fee per file shall be submitted to the Firm in writing by Service Provider on a date that is no later than thirty (30) days after the publication of the Consumer Price Index — All Urban Consumers, U.S. City Average by the BLS (as defined below) for the applicable Measuring Month (as defined below). The Firm acknowledges that it shall have no right to contest the New Fee Amounts for any Initial Year. For purposes of this Agreement, for any Initial Year, the “CPI Percentage” shall equal the product of (x) 100% and (y) a fraction, the numerator of which is the Consumer Price Index — All Urban Consumers, U.S. City Average (the “CPI”) compiled and published by the Bureau of Labor Statistics and the Department of Labor (the “BLS”) for the United States of America for the month of February immediately preceding April 1st of such Initial Year (the “Measuring Month”) and the denominator of which is the CPI for the month twelve (12) months prior to such Measuring Month. In the event that the CPI Percentage is less than 100% for any Initial Year, the Parties agree that there shall be no increase or decrease to the per file fee in effect for such Initial Year; provided, however, if, for a given Initial Year, the CPI percentage is calculated to be less than 100%, the CPI Percentage for the next Initial Year shall be computed using the Measuring Month twenty-four (24) months prior to such Measuring Month as the denominator. For purposes of example only, to determine the CPI Percentage for the adjustment to be made on April 1, 2009 the CPI Percentage would equal the product of (x) 100% and (y) a fraction, the numerator of which would equal the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of February 2009 and the denominator of which would be the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of February 2008. In addition, for purposes of example only, if the CPI Percentage is calculated to be less than 100% in 2009, then the CPI Percentage for the adjustment to be made on April 1, 2010 would be equal the product of (x) 100% and (y) a fraction, the numerator of which would equal the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of February 2010 and the denominator of which would be the Consumer Price Index — All Urban Consumers, U.S. City Average published by the BLS for the month of February 2008.
     (c) For each year during the term of this Agreement after the Initial Years, on or before the forty-fifth (45th) day prior to an Amended Fee Schedule Date, the Service Provider may propose to the Firm an amended Fee Schedule (an “Amended Fee Schedule”) that will be in effect for the one-year period commencing with the applicable Amended Fee Schedule Date. On or before the fifteenth (15th) day after receiving the proposed Amended Fee Schedule, the Firm may deliver to the Service Provider a notice of objection to the proposed Amended Fee Schedule (an “Objection Notice”). If no such Objection Notice is timely delivered by the Firm to the Service Provider, then that Amended Fee Schedule shall be binding on the Parties for the one-year period commencing on the applicable Amended Fee Schedule Date. If the Firm does timely deliver to the Service Provider an Objection Notice, the Firm and the Service Provider shall thereafter negotiate with each other in good faith to agree upon an Amended Fee Schedule. If the Firm and the Service Provider are unable to agree upon an Amended Fee Schedule within thirty (30) days after an Objection Notice has been given, then the existing Fee Schedule shall remain in effect and the Service Provider shall thereafter have the option of terminating this Agreement in its sole discretion in accordance with Section 9.4 hereof.
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     (d) Client Related Third Party Expenses. Notwithstanding anything to the contrary herein, the Firm agrees that it will pay all Client related third party expenses incurred by the Service Provider as a part of the performance of the Mortgage Default Support Services hereunder, including, but not limited to, fees paid for (i) publication and posting of legal notices; (ii) title insurance; (iii) filing of deeds and other legal documents; (iv) sheriff services; (v) packaging services; and (vi) court costs.
     3.2 Invoice and Payments.
     (a) Invoice. Within fifteen (15) days following the end of each calendar month during the term of this Agreement, and any extensions or renewals thereof, the Service Provider shall submit an invoice to the Firm (each a “Monthly Invoice”) indicating (i) the number and types of files referred by the Firm to the Service Provider for processing during the preceding month and (ii) the total amount due to the Service Provider for such files referred during the preceding month. The first such Monthly Invoice shall be delivered on February 27, 2008 (the “First Invoice”) and for this Invoice only, the amount will equal the product of: (A) [***]; (B) the number of Foreclosure, Bankruptcy, Eviction, Proceeding Subsequent and Reduced Redemption files referred to the Firm prior to the Effective Date but after the date that is [***] days, [***] days, [***] days, [***] days and [***] days, respectively, prior to the Effective Date; and (C) the applicable per file fee identified in the Fee Schedule. For purposes of calculating the First Invoice, the parties hereby agree that the First Invoice shall estimate the following number of Foreclosure, Bankruptcy, Eviction, Proceeding Subsequent and Reduced Redemption files as having been referred to the Firm prior to the Effective Date but after the dates specified for each file type set out in the immediately preceding sentence, as follows: [***] files, [***] files, [***] files, [***] files, and [***] files, respectively. The amounts set forth in the immediately preceding sentence shall be reflected in the First Invoice; provided, however, within ninety (90) days after the Effective Date, the Parties shall together agree on the actual file counts involved. To the extent the Parties determine that the actual file count is different than the amounts set forth above, the Service Provider shall include an adjustment for such difference in the first Monthly Invoice for which such information is available. The second Monthly Invoice shall be delivered on or before March 15, 2008 (the “Second Invoice”) and for this Invoice only, the amount will equal the product of: (Y) the files created by the Firm for the period subsequent to the Effective Date through and including February 29, 2008 and (Z) the per file fee identified in the Fee Schedule.
     (b) Objection. The Firm shall have the right to dispute, in good faith, any Invoice, in part or in total. The Firm will promptly notify the Service Provider of any dispute regarding any Invoice, and the Parties agree to use their best efforts to promptly resolve any such dispute. If the Parties are unable to reach a resolution, then the Parties will choose a mutually acceptable independent accounting firm to resolve such dispute. The decision of the independent accounting firm shall be final as to all matters relating to such dispute, and the Parties shall split all costs associated with the engagement of the independent accounting firm equally. When attempting to resolve any such dispute, the Parties agree to allow the other Party and the independent accounting firm access to all information relevant to such issue(s) in dispute, unless such access would violate any other provision of this Agreement, the attorney client privilege or any client secrets.
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     (c) Payment. The Firm shall pay each Invoice within fifteen (15) days after receipt thereof; provided, however, that the Firm is under no obligation to make any payments for any amounts in any Invoice that is subject to a dispute as provided in Section 3.2(b) above, until ten (10) days after such dispute is resolved.
     3.3 Reasonable Value. The Firm and the Service Provider acknowledge and agree that the Fee Schedule has been, and any Amended Fee Schedule shall be, negotiated at arm’s-length and represents the reasonable value of the Mortgage Default Support Services furnished by the Service Provider pursuant to this Agreement, considering the nature and volume of the services required. Payment of the fees pursuant to Section 3.2 hereof is not intended to be and shall not be interpreted or applied as permitting the Service Provider to share in the Firm’s fees for Legal Services performed by the Firm on behalf of its Clients.
ARTICLE IV
AFFIRMATIVE COVENANTS OF THE FIRM
     4.1 Exclusive Use of the Service Provider for Mortgage Default Support Services. During the term of this Agreement and any extensions or renewals thereof, the Firm shall engage only the Service Provider to provide Mortgage Default Support Services (or services similar to the Mortgage Default Support Services) for the Firm or on behalf of a Client, and shall not retain, hire, employ, use or engage any other Person to provide such services.
     4.2 Notification to and Consents from Clients. In accordance with Applicable Law and any Engagement Letter, the Firm shall notify and, where required by the terms or conditions of any Engagement Letter, obtain the consent of its existing Clients and any new Clients of the Firm’s intention to use the Service Provider to provide Mortgage Default Support Services.
     4.3 Supervision of Service Provider Employees. The Firm agrees to cause its attorneys to provide supervision (as to Legal Services only) of the employees of the Service Provider that are providing Mortgage Default Support Services in compliance with Applicable Law.
     4.4 Support of the Service Provider. The Firm shall permit employees of the Service Provider to have access to, and the authorized use of, all software and assets owned or licensed by the Firm needed by the Service Provider to operate the Business and to adequately and efficiently provide the Mortgage Default Support Services to the Firm and its Clients; provided, however, nothing in this Section 4.4 shall be deemed to create any affirmative obligation on the Firm’s part to purchase or acquire any such software or assets; provided, further, in connection with the acquisition or use by the Service Provider of any such software or asset, the Parties shall work together in good faith to determine the Service Provider’s allocable share, if any, of such expense. Notwithstanding the foregoing, to the extent the Firm fails to provide the Service Provider with the authorized use of all software and assets owned or licensed by the Firm reasonably needed by the Service Provider to operate the Business and to adequately and efficiently provide the Mortgage Default Support Services, the Service Provider shall not be required to provide Mortgage Default Support Services with respect to any file that requires such authorized use or access. Except as otherwise agreed to by the Parties in writing, all office furniture, office equipment (including, but not limited to, telephones, computers and copiers),
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office supplies and all other normal and customary office products associated with or required to perform the Mortgage Default Support Services contemplated by this Agreement (collectively, the “Office Products”) shall be the responsibility of the Service Provider. The Firm shall have no responsibility for any Employee Expenses. The Firm shall provide to the Service Provider in a timely manner file count reports in a form consistent with, and using the same methodology as, the file count reports generated by the Firm for its own account prior to the date of this Agreement.
     4.5 Compliance With Law; Adherence to Professional Standards.
     (a) Professional Ethical Requirements. From and after the Effective Date, the Firm shall fully inform the Service Provider of all professional ethical responsibilities relating to the Practice of Law (and any changes thereto), as the same may be applicable to any Mortgage Default Support Services to be performed by the Service Provider under this Agreement. The Parties will cooperate to protect and maintain the confidences and secrets of Clients to the full extent required by any professional ethics rules applicable to the Practice of Law, however, each Party shall be responsible for any breaches by its employees of his/her obligation to protect and maintain the confidences and secrets of any Clients.
     (b) Compliance with Applicable Laws. The Firm shall perform Legal Services diligently, conscientiously and in a manner consistent with professional and ethical standards and in compliance with all Applicable Laws, including laws and professional ethical rules and requirements applying to the legal profession, and requirements of the Agencies. It is expressly acknowledged by the Parties that all Legal Services provided by the Firm shall be performed solely by licensed attorneys or under the direct supervision and control of licensed attorneys. Each of the attorneys working for the Firm shall be licensed to practice law in the State of Minnesota, and any other state or federal district in which such attorney renders Legal Services. The Firm shall require that all attorneys who are licensed and in good standing as lawyers with the applicable licensing authorities in one or more states and who perform the Practice of Law who are employees of the Firm comply with Applicable Laws, including, but not limited to, all applicable ethical standards and rules of professional responsibility relating to the Practice of Law.
     4.6 Maintenance of Malpractice Insurance. During the term of this Agreement and any extensions or renewals thereof, and except as otherwise provided herein, the Firm shall maintain legal malpractice insurance policies (the “Malpractice Insurance Policies”) in at least the same amount as provided for by the Firm’s current Malpractice Insurance Policies issued by an insurance carrier with an A.M. Best rating of “A” or better. The Firm represents and warrants that the Malpractice Insurance Policies, as described on Exhibit B hereto, are in full force and effect and the Firm is not in default under any of them and no claim for coverage thereunder has been denied under any such current Malpractice Insurance Policies with respect to any matter. At the request of the Service Provider from time to time, the Firm shall furnish the Service Provider with a copy of the certificate of insurance evidencing the coverage under such Malpractice Insurance Policies and the Firm agrees that no such Malpractice Insurance Policies may be cancelled or the amount of coverage under such Malpractice Insurance Policies reduced without thirty (30) days prior written notice to the Service Provider.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

     4.7 Email. Subject to the terms of this Agreement, the Firm hereby agrees that it shall permit each employee of the Service Provider that provides Mortgage Default Support Services to the Firm during the term of this Agreement and any extension thereof to use the email domain name “wilfordgeske.com”, or such other domain name in use by the Firm for the provision of such services; provided, however, such use shall in no way make any such employee of the Service Provider be deemed an “employee” of the Firm. Service Provider hereby agrees that none of its employees that utilize such email address shall be permitted to provide Mortgage Default Support Services to any other customers of Service Provider so long as such employees utilize the Firm’s email system under the Firm’s domain name.
ARTICLE V
AFFIRMATIVE COVENANTS OF THE SERVICE PROVIDER
     5.1 Hiring and Maintenance of Service Provider Workforce; Compensation. The Service Provider shall employ or otherwise retain and be responsible for selecting, hiring, training and supervising all personnel necessary or appropriate for the proper operation of the Service Provider and the provision of Mortgage Default Support Services to the Firm (the “Service Provider Workforce”). All employee and employment benefit matters shall be the responsibility of the Service Provider, including, but not limited to, the number, nature, type, quality and compensation of the Service Provider Work Force and all administrative or governmental filings regarding employment. The Service Provider shall have sole responsibility for the Employee Expenses.
     5.2 Office Products. The Service Provider shall provide all Office Products to its employees in connection with its obligations under this Agreement, and shall have sole responsibility for the maintenance and insurance of such personalty except as otherwise agreed pursuant to Section 4.4 above.
     5.3 Performance of Mortgage Default Support Services. Service Provider shall perform the Mortgage Default Support Services in a manner consistent with the historical practices of the Firm and the SOPs. The Service Provider shall use commercially reasonable efforts to maintain such level of personnel as is necessary to perform the Mortgage Default Support Services in a manner consistent with the historical practices of the Firm and the SOPs.
     5.4 Prohibition Against Providing Legal Services. The Parties acknowledge that the Service Provider is not authorized or qualified to engage in any activity which under Applicable Laws may only be performed by licensed attorneys and that nothing herein shall be construed as permitting or authorizing the Service Provider to provide Legal Services to Clients. Notwithstanding anything to the contrary in this Agreement, to the extent any act or service required of the Service Provider is construed or deemed to constitute the provision of Legal Services, the Service Provider is released from any obligation to provide, and the Firm shall be deemed not to have requested the Service Provider to provide, such act or service.
     5.5 Independence. The Firm will be the exclusive provider of Legal Services to Clients under this Agreement and the Firm shall have complete and absolute control over the methods by which the Practice of Law is conducted by the Firm. All matters involving the internal management, control, or finances of the Firm shall remain the sole responsibility of the
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

Firm and its shareholders, and the Service Provider shall have no authority whatsoever over the Firm as it relates to its Practice of Law.
     5.6 Compliance with Applicable Laws. The Service Provider shall at all times diligently and conscientiously perform the Mortgage Default Support Services in compliance in all material respects with all Applicable Laws, including, without limitation, workers compensation, Tax laws, workers health, welfare and safety laws, overtime laws and all other Applicable Laws relating to the provision of the Mortgage Default Support Services by the Service Provider to the Firm.
     5.7 Insurance. Service Provider, at its sole cost and expense, will maintain appropriate insurance with Commercial General Liability Broad Form Coverage, including Contractual Liability, Protective Liability, Professional Errors and Omissions, and Personal Injury/Property Damage Coverage, in a combined single limit of not less than $1,000,000, covering the Purchased Assets, all of the Service Provider’s activities on the Leased Real Property (as defined in the Purchase Agreement) and the provision of Mortgage Default Support Services to the Firm pursuant to the provisions of this Agreement. A Certificate of Insurance indicating such coverage will be delivered to the Firm upon request. The Certificate will (a) indicate that the policy will not change or terminate without at least thirty (30) days prior written notice to the Firm and (b) name the Firm as an additional named insured.
     5.8 Confidentiality. The Service Provider shall cause each of its employees that provide the Mortgage Default Support Services to the Firm to sign an agreement whereby such employee shall agree to keep confidential the Firm’s and its Client’s confidential information. Upon request, the Service Provider shall provide a copy of such agreement to the Firm.
     5.9 Computer System. The Computer System (and, upon the transition to the Veritas Software in accordance with Section 6.2 below, the software required to perform the Mortgage Default Support Services) are being provided by the Service Provider. During the term of this Agreement, the Service Provider shall provide the Firm with reasonable access to and the use of the Computer System to the extent needed by the Firm in connection with Legal Services (without infringing the intellectual property rights of any Person) and will not unreasonably limit, terminate or otherwise interfere with any access to or use by the Firm, of the Computer System. Notwithstanding the foregoing, the Firm acknowledges and agrees that (i) nothing in this Section 5.9 shall be deemed to grant any ownership interest in the Veritas Software or any other software owned or licensed by the Service Provider to the Firm, (ii) any and all use or access to the Veritas Software or any other software owned by the Service Provider during the Term of this Agreement and any Extended Term thereof shall immediately cease upon any termination of this Agreement and (iii) nothing in this Section 5.9 shall be deemed to create any affirmative obligation on the Service Provider’s part to purchase or acquire any software or assets, or to make any modification thereto.
ARTICLE VI
CERTAIN COVENANTS OF BOTH PARTIES
     6.1 Records. The Parties shall maintain accurate books and records regarding the provision of Mortgage Default Support Services to the Firm by the Service Provider, in
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compliance with all Applicable Laws, and shall retain such records for not less than five (5) years or for such longer period as may be required under Applicable Law, including any securities laws applicable to Service Provider or its Affiliates.
     6.2 Transition to Veritas. The Service Provider shall use its commercially reasonable efforts to adapt the Veritas Software for use by the Firm and utilize the Veritas Software for the benefit of the Firm and its Clients. The Firm shall use its commercially reasonable efforts to cooperate with the Service Provider in the adaptation of the Veritas Software for use by the Firm after the Effective Date. The Service Provider shall not initiate the transition (the “Transition”) of any Mortgage Default Support Services from the Computer System unless and until the Service Provider has demonstrated to the Firm’s reasonable satisfaction that transition of new Client files to the Veritas Software and the Veritas System will not negatively impact the Firm’s provision of Legal Services to its Clients, including, without limitation, the quality, timeliness and accuracy thereof, in accordance with a testing, acceptance and transition plan (the “Transition Plan”) agreed to by and between the Firm and the Service Provider.
     6.3 No Use of Party or Client Name. Except as otherwise provided herein, neither Party. without prior written consent of the other Party, will use, in any advertising or promotional material or promotional media, the other Party’s name or logo or the name or logo of any Affiliate of the other Party, or otherwise identify the other Party or any Client.
ARTICLE VII
CONFIDENTIALITY; INTELLECTUAL PROPERTY
     7.1 Protection of the Service Provider’s Confidential Information.
     (a) Confidential Information. All confidential information, proprietary information and rights, and trade secrets of the Service Provider (the “Service Provider Confidential Information”), shall be safeguarded and treated as confidential by the Firm. Service Provider Confidential Information includes, but is not limited to, records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures and any information relating to and concerning the identity of customers, prospects, suppliers, employees and manner of operations of the Service Provider. Service Provider Confidential Information shall also include specifications, software code (including, but not limited to, the Veritas Software program owned by the Service Provider), design, materials, documentation, flow charts, diagrams, schematics, data, databases, and business and production methods and techniques of the Service Provider and all other confidential information, proprietary information and rights, and trade secrets of the Service Provider.
     (b) Nondisclosure of Confidential Information. The Firm recognizes and acknowledges that the Service Provider Confidential Information is valuable, special and unique and that the protection of Service Provider Confidential Information is critical to the Service Provider and its ability to maintain its competitive advantage over its competitors. In furtherance thereof, the Firm shall use Service Provider Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Service Provider, the Firm shall not
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at any time disclose Service Provider Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Firm may use and disclose any Service Provider Confidential Information to the extent required by an order of any court or other governmental authority, but only after the Service Provider has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Firm shall cooperate fully with the Service Provider at the Service Provider’s expense in connection with obtaining any protective order or other appropriate remedy.
     7.2 Protection of Firm Confidential Information.
     (a) Confidential Information. All confidential information, proprietary information and rights and trade secrets of the Firm (“Firm Confidential Information”), shall be safeguarded and treated as confidential by the Service Provider. Firm Confidential Information includes, but is not limited to any records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures, information relating to Clients, customers, prospects, suppliers, employees and manner of operations of the Firm, and any information of or pertaining to a Client that is confidential or privileged pursuant to any contract, statute, regulation, rule, code or legal precedent. Firm Confidential Information shall also include specifications, software code, design, materials, documentation, flow charts, diagrams, schematics, data, databases and business and production methods and techniques of the Firm and all other confidential information, proprietary information and rights and trade secrets of the Firm.
     (b) Nondisclosure of Confidential Information. The Service Provider recognizes and acknowledges that Firm Confidential Information is valuable, special and unique and that the protection of Firm Confidential Information is critical to the Firm. In furtherance thereof, the Service Provider shall use Firm Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Firm, the Service Provider shall not at any time disclose Firm Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Service Provider may use and disclose any Firm Confidential Information to the extent required by an order of any court or other governmental authority, but only after the Firm has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Service Provider shall cooperate fully with the Firm in connection with obtaining any protective order or other appropriate remedy.
     7.3 Confidentiality of Third Party Information.
     (a) Confidentiality of Third Party Confidential Information. The Parties recognize that each Party has received and in the future may receive confidential or proprietary information of Clients and other third parties and such information is subject to a duty on the part of the recipient to maintain the confidentiality of such information and to use it only for certain limited
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

purposes. The Parties agree at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the Firm’s performance of Legal Services, or the performance of Mortgage Default Support Services by the Service Provider and not to disclose to any Person, or to use it except as necessary in the Firm’s performance of Legal Services, or the performance of Mortgage Default Support Services by the Service Provider, consistent with their respective agreements with, or obligations under Applicable Law to, such Clients or other third parties.
     (b) Covenant Against Disclosure. Each Party agrees to use commercially reasonable efforts to safeguard the confidential material and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.
     7.4 Exceptions to Definition of Confidential Information. Unless the Client has requested the information be held in confidence and the Firm has a reasonable belief that the disclosure would not be embarrassing or detrimental to the Client, the obligations of the Parties to treat any information as proprietary and confidential under this Article VII shall not apply to information which (i) is publicly available, (ii) is developed by the Service Provider or the Firm outside the scope of this Agreement or any agreement with a Client, or (iii) is obtained from third parties that is not bound, to the knowledge of the receiving party, by an obligation of confidentiality.
     7.5 Remedies. The Parties acknowledge that disclosure of any confidential material could give rise to irreparable injury to the Parties and that such injury may be inadequately compensable in damages. Accordingly, the Firm or the Service Provider, as applicable, may seek injunctive relief against the breach or threatened breach of the undertakings set forth in Sections 7.1, 7.2 and 7.3. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
     7.6 Ownership of Intellectual Property. The Firm acknowledges and agrees that the Service Provider owns the worldwide right, title, and interest in and to any and all of the Service Provider’s inventions, original works of authorship, findings, conclusions, ideas, data, databases, flowcharts, scripts, discoveries, developments, concepts, improvements, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, created or developed or licensed or purchased by Service Provider prior to the date of this Agreement, which relate to the provision of Mortgage Default Support Services including all patent rights, copyrights, trademarks, know-how and trade secrets, or other intellectual property rights related thereto and all modifications, improvements or changes thereto (the “Service Provider Intellectual Property”). Notwithstanding the foregoing, the Parties acknowledge and agree that the Service Provider Intellectual Property shall not include any confidential information, proprietary information and rights and trade secrets which were Excluded Assets under the Purchase Agreement and nothing in this Section 7.6 shall prohibit the Firm’s ability to use any such Excluded Assets in the Practice of Law.
     7.7 License of the Service Provider Intellectual Property. During the term of this Agreement, the Service Provider hereby grants the Firm a nonexclusive, worldwide, and royalty-free license to use the Service Provider Intellectual Property for the benefit of Clients, subject to the following terms, conditions, and restrictions:
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

     (a) The license granted pursuant to this Section 7.7 authorizes only the Firm and its authorized employees and any agents or contractors to use the Service Provider Intellectual Property.
     (b) No part or portion of the Service Provider Intellectual Property may be sublicensed, copied, reproduced or duplicated by any means, or translated into machine language by the Firm, without the prior express written permission of the Service Provider, except that the Firm may make those copies of the Service Provider Intellectual Property necessary for non-productive back-up purposes only.
     (c) The Firm’s right to use the Service Provider Intellectual Property under the terms of this Agreement shall commence on the Effective Date and shall continue until the termination of this Agreement.
     7.8 Disclosure. Notwithstanding anything in this Agreement which may imply the contrary, the Service Provider and its Affiliates may (i) disclose the existence of this Agreement and the terms and conditions hereof and/or (ii) file a copy of this Agreement, to the extent reasonably determined to be required by applicable law, including, but not limited to, any applicable securities laws.
ARTICLE VIII
RESTRICTIVE COVENANTS
     8.1 Restrictive Covenants of the Firm. As additional consideration for the Service Provider entering into this Agreement with the Firm and as additional consideration for the Service Provider to purchase the Purchased Assets and to assume the Assumed Liabilities from the Firm pursuant to the Purchase Agreement, the Firm and the Restricted Parties covenant with the Service Provider as follows (with such covenants being collectively referred to below as the “Restrictive Covenants”):
     (a) Non-Compete. During the term of this Agreement (including any extensions or renewals thereof), and for a period of two (2) years following termination of this Agreement (the “Restricted Period”), none of the Firm, any Restricted Party or any of their respective Affiliates shall directly or indirectly, without the prior written consent of the Service Provider, purchase, join, control, invest in, organize, start or form, or contract with, any business or Person that will provide Mortgage Default Support Services anywhere in the States of Minnesota, Illinois, Indiana, Kentucky, Michigan and Wisconsin (the “Territory”). In addition, during the Restricted Period, the Firm shall be prohibited from effecting a merger or consolidation of the Firm with or into any other entity which is effected with a principal purpose of acquiring Mortgage Default Support Services capabilities for the Firm. Notwithstanding the foregoing, nothing contained in this Section 8.1(a) shall restrict in any way, the Firm’s or any Restricted Party’s ability to itself provide or perform Legal Services or Mortgage Default Support Services to Clients of the Firm or such Restricted Party.
     (b) Non-Solicitation. During the Restricted Period, without the prior written consent of the Service Provider, none of the Firm, any Restricted Party, or any of their respective Affiliates shall, direct or indirectly, whether alone or in connection with any other Person, hire,
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

recruit or employ, or solicit or otherwise seek to hire, recruit, or employ, any employee or independent contractor of the Service Provider (i) who is then employed or engaged by the Service Provider or (ii) who was employed or engaged by the Service Provider within the six (6) month period prior to such contact.
     (c) Restrictive Covenants of the Service Provider. During the term of this Agreement (including any extensions or renewals thereof), and for a period of one (1) year following termination of this Agreement, neither the Service Provider ors its Affiliates shall, directly or indirectly, whether alone or in connection with any other Person, hire, recruit or employ, or solicit or otherwise seek to hire, recruit, or employ, any employee of the Firm (i) who is then employed or engaged by the Firm or (ii) who was employed or engaged by the Firm within the six (6) month period prior to such contact.
     8.2 Blue-Pencil. If any court of competent jurisdiction or any other Governmental Body (as defined in the Purchase Agreement) shall at any time deem the term of any particular restrictive covenant contained in Section 8.1 or 8.2 too lengthy or the Territory too extensive, the other provisions of this Article 8 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court or Governmental Body shall determine to be permissible.
     8.3 Remedies. Each Party acknowledges that any breach of any of the restrictive covenants could give rise to irreparable injury to the other Party and that such injury may be inadequately compensable in damages. Accordingly, the Parties agree that any Party may obtain injunctive relief against the breach or threatened breach of the undertakings set forth in Sections 8.1 or 8.2 by the other Party without the posting of any bond or other security. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
ARTICLE IX
TERM AND TERMINATION
     9.1 Initial Term. The initial term of this Agreement shall be for a period of fifteen (15) years, commencing as of the date hereof and ending at midnight on the fifteenth anniversary of the date hereof (the “Initial Term”).
     9.2 Automatic Ten Year Extensions. This Agreement shall be automatically extended for up to two (2) separate and successive ten (10) year periods (with each such successive ten (10) year period being referred to herein as an “Extended Term”) unless, and only if at least one (1) year prior to the expiration of the Initial Term or, if applicable, at least one (1) year prior to the expiration of the Extended Term then in effect, either party shall give the other written notice of its intention not to extend the Initial Term or, if applicable, the Extended Term then in effect.
     9.3 Termination for Breach. Upon any Party hereto (the “Non-breaching Party”) becoming aware of a Material Breach of this Agreement by any other Party (the “Breaching Party”), the Non-breaching Party shall provide to the Breaching Party a written notice describing such Material Breach. The Breaching Party shall have a sixty (60) day period within which to cure such breach. If the Breaching Party has not cured such Material Breach within such period, the Non-breaching Party may terminate this Agreement upon 180 days notice. Nothing in this
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

Section 9.3 shall prejudice or otherwise restrict the Non-breaching Party in the exercise of any of its other remedies under this Agreement or Applicable Law. Notwithstanding the foregoing, if the Service Provider is the Non-Breaching Party and desires to terminate this Agreement pursuant to this Section 9.3 upon a Monetary Default Event (as hereinafter defined) by the Firm, then the Service Provider may immediately terminate this Agreement upon written notice to the Firm. For purposes of this Agreement, a “Monetary Default Event” shall be deemed to have occurred if, at any time during the term of this Agreement, the Firm fails to pay any amount owed to Service Provider pursuant to this Agreement, that is undisputed between the parties, and is outstanding for a period in excess of ninety (90) days.
     9.4 Termination for Failure to Agree Upon an Amended Fee Schedule. The Service Provider may terminate this Agreement upon 180 days written notice to the Firm any time after the parties hereto have failed to agree upon an Amended Fee Schedule.
     9.5 Termination for Insolvency. In the event a Party shall become Insolvent, the other Party hereto may immediately terminate this Agreement upon written notice to the Insolvent party.
     9.6 Provisions Applicable Upon Any Termination of this Agreement.
     (a) Payment of Fees. Notwithstanding any contrary provision contained in this Agreement, upon the expiration of the Initial Term or any Extended Term of this Agreement, or upon any earlier termination of this Agreement pursuant to any of the termination provisions contained in this Agreement, the Service Provider shall continue to collect and receive all compensation, reimbursement, and payment due for all Mortgage Default Support Services provided prior to the effective date of the expiration or the termination of this Agreement.
     (b) Service Provider Proprietary Information. Upon any termination of this Agreement, the Firm shall immediately discontinue the use of and shall promptly return all Service Provider Confidential Information that has been made available to the Firm by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Service Provider.
     (c) Firm Proprietary Information. Upon any termination of this Agreement, the Service Provider shall immediately discontinue the use of and shall promptly return all Firm Confidential Information and all Client Third Party Confidential Information that has been made available to the Service Provider by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Firm.
     (d) Access to Records. The Firm shall provide to the Service Provider access, at reasonable times and upon reasonable request, to records relating to the Legal Services provided in connection with any Mortgage Default Support Services the Service Provider performed for the Firm, for a period ending one year after the later of (i) expiration of the applicable statute of limitations for any claim which may be asserted against the Service Provider arising from the activities pursuant to this Agreement, or (ii) conclusion of all matters relating to such claim.
     (e) Return of Work Product. Upon termination of this Agreement, or upon any Client’s earlier request, the Firm will require, and the Service Provider will cooperate with the
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Firm in ensuring, that all Work Product and Work-in-Process, or any lesser part designated by the Firm or any Client in writing, shall be returned by the Service Provider to the Firm or such Client (it being understood and agreed that the Service Provider shall have no obligation to return its internal work product (not the work product developed for Clients) arising out of its clerical, technical, administrative and other non-legal services performed by it pursuant to the terms hereof, such as employment records relating to Service Provider’s employees).
     9.7 Post-Termination Services.
     (a) Continued Services. Upon the termination of this Agreement in accordance with Sections 9.3, 9.4 or 9.5 (the effective date of such termination being referred to herein as the ”Termination Date”), the Service Provider shall continue to provide Mortgage Default Support Services to the Firm with respect to the Client matters and files on which it is then working. The Service Provider shall provide such Mortgage Default Support Services pursuant to this Section 9.7 until the earlier of (i) one year from the Termination Date and (ii) the date that the Firm is able to engage a third party other than the Service Provider to provide such Mortgage Default Support Services.
     (b) Payment for Continued Services. The Service Provider shall receive payment for the provision of Mortgage Default Support Services pursuant to this Section 9.7 at the same rate as that paid by the Firm immediately prior to the Termination Date for so long as the Service Provider is providing Mortgage Default Support Services pursuant to Section 9.7(a).
     (c) Release of Restrictive Covenants. Upon the termination of this Agreement (and such termination is not contested) for any reason other than by the Service Provider under Section 9.3 in connection with a Material Breach by the Firm, the Firm and the Restricted Parties shall be released from any further obligations with respect to the Restrictive Covenants set forth in Article VIII of this Agreement. Upon the termination of this Agreement (and such termination is not contested) for any reason other than by the Firm under Section 9.3 in connection with a Material Breach by the Service Provider, any exclusivity obligation of the Service Provider pursuant to Section 2.4, as well as the restrictive covenants set forth in Section 8.1(c), shall immediately terminate.
ARTICLE X
CHANGES
     10.1 Changes. In the event (a) any Applicable Laws or any interpretations thereof, or any requirements of Clients, Agencies or Investors at any time during the term of this Agreement are modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the method of providing or paying for Mortgage Default Support Services as described in or contemplated by this Agreement, or (b) the manner of providing Mortgage Default Support Services, including the nature of the relationship or services involved in foreclosures that are the subject of the Mortgage Default Support Services, is required to change in any material respect to meet market demands for services of the type rendered by the Firm, which change, in either case has or could reasonably be expected to have a material adverse effect on the ability of either the Firm or the Service Provider to engage in commercial activity consistent with and in furtherance of its business plans (all of the foregoing being
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hereinafter collectively referred to as “Changes,” and individually, a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement as necessary to provide for procurement of services and payment hereunder, while at the same time preserving the economic expectations of the Parties as set forth herein, to the fullest extent reasonably possible. To the extent any act or service required of the Service Provider in this Agreement should be construed or deemed, by any Applicable Law, governmental authority, agency or court to constitute the provision of Legal Services, the performance of said act or service by the Service Provider shall be deemed waived and forever unenforceable and the provisions of this Section 10.1 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 10.1.
ARTICLE XI
INDEPENDENT RELATIONSHIP
     11.1 Independent Contractor Status. Each of the Parties acknowledges that each is an independent contractor and not an agent, employee or representative of the other. This Agreement shall not create any partnership or joint venture between the parties.
     11.2 No Referral Arrangements. The Parties hereby acknowledge and agree that no benefits to the Service Provider hereunder require or are in any way contingent upon the recommendation, referral or any other arrangement by the Service Provider for the provision of any Legal Services or other service offered by the Firm.
     11.3 No Restriction on the Service Provider Expansion. The Service Provider may from time to time (i) be engaged by the Firm and any other Person to perform services which are not included in or related to the Mortgage Default Support Services, or (ii) invest in or engage in businesses wholly unrelated to the Mortgage Default Support Services; provided, however, the Service Provider shall not provide any Legal Services. Nothing in this Agreement shall be construed to preclude the Service Provider from providing services the same as or similar to those provided under this Agreement to other customers of the Service Provider during the term of this Agreement.
     11.4 Referrals From Others than the Firm. Except as otherwise provided in this Agreement, the Service Provider may from time to time (i) be engaged by other Persons to perform Mortgage Default Support Services; (ii) enter into agreements similar to this Agreement with other Persons; and (iii) enter into co-engagements with other law firms which will provide Legal Services for the Service Provider customers, in all cases without the necessity of obtaining approval from the Firm.
ARTICLE XII
INDEMNIFICATION; LIMITATIONS OF LIABILITY
     12.1 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES EVEN IF THE LIKELIHOOD OF SUCH DAMAGES IS KNOWN TO SUCH PARTY (EXCEPT WITH RESPECT TO DAMAGES ARISING FROM FRAUD OR
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ANY WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT BY ANY PARTY AS DETERMINED BY A NON-APPEALABLE ORDER OF ANY COURT OF COMPETENT JURISDICTION OR ANY OTHER GOVERNMENTAL BODY).
     12.2 Costs of Enforcement. If either Party files suit in any court against the other Party to enforce the terms of this Agreement against the other Party or to obtain performance by the other Party hereunder, the Prevailing Party will be entitled to recover all reasonable costs, including Reasonable Attorneys’ Fees, from the other Party as part of any judgment in such suit. The term “Prevailing Party” shall mean the Party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.
     12.3 Force Majeure. No Party hereto shall be liable for delay or default in performing hereunder (other than a delay or default in payment of any monies due to the other Party) if such performance is delayed or prevented by a Force Majeure Condition.
     12.4 Indemnification of the Firm by the Service Provider. Subject to the limitations of Sections 12.1 and 12.7, the Service Provider shall indemnify, defend and hold harmless the Firm and its respective officers, directors, employees, members, and equityholders from and against any claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees (collectively, the “Firm Damages”) incurred in connection with the (i) failure of the Service Provider to perform the Mortgage Default Support Services in accordance with this Agreement, including from the negligence of the Service Provider, administrative errors and omissions, or otherwise, including any Firm Damages incurred by the Firm arising out of or in any way related to the Service Provider’s obligations under Article V above and (ii) any breach of this Agreement by the Service Provider; provided, however, that the Service Provider will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results primarily from the willful misconduct or negligence of the Firm; and provided, further, that the maximum obligations for Firm Damages under this Section 12.4 shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the Initial Term and any Extended Term; provided, however, that any such aggregate cap shall not apply to any intentional or willful breach by the Service Provider of its obligations under this Agreement (as determined by a non-appealable order of any court of competent jurisdiction or other Governmental Body). Such right of indemnification under this Section 12.4 will survive the termination of this Agreement.
     12.5 Indemnification of the Service Provider by the Firm. Subject to the limitations of Sections 12.1 and 12.7, the Firm acknowledges that the Firm is responsible for the supervision, as may be required by Applicable Law, of the employees of the Service Provider providing Mortgage Default Support Services to the Firm on behalf of the Clients pursuant to this Agreement. The Firm shall indemnify, defend and hold the Service Provider and its respective officers, directors, employees, members, and partners harmless from and against any claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees which may be imposed upon, incurred by or asserted against the Service Provider or such other indemnified Persons in any manner relating to or arising out of (i) the provision of Mortgage Default Support Services by the Service Provider to the Firm pursuant to this Agreement in connection with the failure of an attorney employed by the Firm to reasonably or properly supervise the employees of
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the Service Provider (consistent with the SOPs established by the Parties from time to time) or as a result of complying with such supervising attorney’s direction or supervision, (ii) any breach of, or default under, any Engagement Letter by the Firm, or (iii) any breach of this Agreement by the Firm; provided, however, that the Firm will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results primarily from the willful misconduct or negligence of the Service Provider. Such right of indemnification under this Section 12.5 will survive the termination of this Agreement, and shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the Initial Term and any Extended Term, provided, however, that any such aggregate cap shall not apply to any intentional or willful breach by the Firm of its obligations under this Agreement (as determined by a non-appealable order of any court of competent jurisdiction or other Governmental Body) .
     12.6 Indemnification Procedures. Promptly upon becoming aware of any matter which is subject to the provisions of Sections 12.4 or 12.5 (a “Claim”), any party seeking indemnification (an “Indemnified Party”) must give notice of the Claim to the other Party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party. The Indemnified Party shall also provide reasonable cooperation and information to assist the Indemnifying Party in the defense or settlement of any Claim. If the Indemnified Party fails to notify the Indemnifying Party of the Claim promptly or to provide reasonable cooperation and information to defend or settle the Claim, the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent that such failure prejudices the Indemnifying Party’s ability to defend or settle the Claim. The Indemnifying Party, at its sole option, may take whatever action it deems reasonable and appropriate in the handling, defense, or settlement of any Claim, subject to the terms of any applicable insurance policy. The Indemnifying Party will notify the Indemnified Party in writing of any proposed settlement of a Claim, and shall not settle any Claim without the prior written consent, which such consent shall not be unreasonably withheld, of the Indemnified Party unless such settlement includes an unconditional release of all liability of the Indemnified Party with respect thereto. The Indemnified Party shall not settle any Claim without the prior written consent of the Indemnifying Party.
     12.7 Limitation on Indemnification. No claim for indemnification by an Indemnified Party pursuant to Sections 12.4 or 12.5 shall be payable unless and until the aggregate amount of all Damages incurred by the Indemnified Party under Sections 12.4 or 12.5 exceeds Twenty-Five Thousand Dollars ($25,000.00), after which the Indemnified Party may seek indemnification for the full amount of such claims.
     12.8 Sole and Exclusive Remedy. Except with respect to actions for specific performance or injunctive relief, notwithstanding anything to the contrary in this Agreement and except with respect to any willful or intentional breach of this Agreement (as determined by a non-appealable order of any court of competent jurisdiction or other Governmental Body) , the Parties agree that the indemnification set forth in this Article XII shall be the sole and exclusive remedy for breaches of the representations, warranties, covenants and agreements described in this Agreement.
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ARTICLE XIII
MISCELLANEOUS
     13.1 No Other Agreement. The terms and conditions set forth in this Agreement are those adopted by the Parties after extensive study and discussion and supersede all other agreements, contracts, statements, courses of conduct, and expressions of intent which may have previously existed between the Parties with respect to the provision of Mortgage Default Support Services by the Service Provider to the Firm. This Agreement, including the appendices, Schedules and Exhibits attached hereto and made a part hereof for all purposes, represents the entire agreement between the Parties with respect to the subject matter herein.
     13.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; or (c) sent by next-day or overnight courier or delivery to the applicable address set forth below, as set forth below or, in each case, at such other address as may be specified in writing to the other Party:

If to the Service Provider:	If to Firm:

American Processing Company, LLC	Wilford & Geske
c/o Dolan Media Company	Attention: Lawrence A. Wilford and James A Geske
Attn : James P. Dolan	7650 Currell Boulevard, Suite 300
1200 Baker Building	Woodbury, Minnesota 55125
706 Second Avenue South	Fax: (651) 209-3339
Minneapolis, Minnesota 55402 Fax: (612) 317-9434 Email: jim.dolan@dolanmedia.com	Email: lwilford@wilfordgeske.com; jgeske@wilfordgeske.com

with a copy to:	with a copy to:

Katten Muchin Rosenman LLP	Thomas J. Shroyer, Esq./ Arthur W. Dickinson,
Attn: Walter S. Weinberg	Esq.
525 West Monroe Street	90 South Seventh Street, Suite 4800
Chicago, Illinois 60661-3693	Minneapolis, MN 55402
Fax: (312) 577-8771	Fax: (612) 877-5999
Email: walter.weinberg@kattenlaw.com	Email: shroyert@moss-barnett.com;
dickinsona@moss-barnett.com
     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery, on the date after such delivery, (y) if by certified or registered mail, on the third business day after the mailing thereof or (z) if by next-day or overnight courier or delivery, on the date of such delivery.
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     13.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to its conflict of laws principles.
     13.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     13.5 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.
     13.6 Due Authorization. Each Party warrants that the terms of this Agreement and its execution, delivery and performance have been duly authorized and approved by all necessary action of such Party.
     13.7 Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.
     13.8 Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
     13.9 No Third Party Beneficiaries Nothing in this Agreement shall confer any rights upon any Person (except for Persons entitled to indemnification hereunder) other than the Parties and their respective successors and permitted assigns.
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     13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Firm and Service Provider and their respective successors and assigns; provided no such assignment shall relieve the assignor of its duties under this Agreement. Without limiting the foregoing, the Parties agree that neither this Agreement, nor any duties or obligations under this Agreement, shall be assigned or transferred by either party without the prior consent of the other.
     13.11 No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.
     13.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     13.13 Specific Performance. In addition to any other remedies available to a Party pursuant to this Agreement, each of the Parties specifically agrees that each of the other Parties are entitled to seek specific performance against such Party to compel a Party to comply with its covenants, obligations and agreements set forth in this Agreement without the posting of any bond or other security.
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Signature page follows this page
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT; [***] DENOTES OMISSIONS.

     IN WITNESS WHEREOF, the undersigned hereby execute this Services Agreement as of the date first above written.

AMERICAN PROCESSING COMPANY, LLC

By: Its:	DOLAN APC LLC Manager

By:	/s/ Scott J. Pollei

Name:	Scott J. Pollei
Title:	Vice President

WILFORD & GESKE

By:	/s/ Lawrence A. Wilford

Name:	Lawrence A. Wilford
Its:	President

The undersigned hereby execute this Services
Agreement solely for purposes of making the
commitments set forth in Article VIII (Restrictive
Covenants).

/s/ Lawrence A. Wilford

Lawrence A. Wilford, individually

/s/ James A. Geske

James A. Geske, individually
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Exhibit A
Summary of Services
The Firm daily receives new files from its Clients, indicating, among other things, the name of the debtor, the collateral to be foreclosed and other related information relating to the Client’s debtor and the proposed Legal Services to be performed by the Firm.
The Firm will then request Services from Service Provider with respect to each file, depending upon the type of file.
The Services for any particular file may include, without limitation,
a. entering each debtor’s information into the Computer System pending the transition to the Service Provider’s Veritas Software running on Service Provider’s computer system (the “Veritas System”), at which time, the debtor’s information shall be entered on the Service Provider’s computer system;
b. generating draft letters, communications, proofs of claim, notices, reports and pleadings appropriately related to the file on forms approved in advance by attorneys of the Firm;
c. obtaining appropriate title searches and other such reports from third-party providers as appropriate relating to the file;
d. obtaining and scheduling service of process, posting and newspaper publication services from third-party providers as appropriate relating to the file;
e. scheduling court hearings and other appropriate proceedings relating to the file;
f. obtaining and scheduling auction services and other appropriate matters relating to the file;
g. preparing drafts of communications to Clients from the Firm relating to the file; and
h. providing invoicing services to the Firm with respect to services provided to Clients, in accordance with the Firm’s current and historical practice; and
i. providing accounts receivable management and collections (not including any Legal Services with respect thereto), and, upon the request of the Firm, providing financial accounting services to the Firm; and
j. providing the Computer System and other software and computer systems (including implementation of the Veritas Software computer software package): (a) necessary for the Services Provider to provide the Mortgage Default Support Services to the Firm; and (b) and as necessary for the Firm to provide Legal Services to its Clients.
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Exhibit B
Description of Malpractice Insurance Policies
Minnesota Lawyers Mutual, Lawyers Professional Liability Policy, Policy No. 23828 02
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